CV Therapeutics Receives Notices of Allowance From U.S. Patent and Trademark Office and European Patent Office for Drug-Eluting Stent Technology
PALO ALTO, Calif., Oct. 5 /PRNewswire-FirstCall/ --

CV Therapeutics, Inc. (Nasdaq: CVTX) announced today that it has received Notices of Allowance from the U.S. Patent and Trademark Office and from the European Patent Office for its proprietary biopolymer stent coating technology.
Preclinical study results suggest that CV Therapeutics' proprietary biopolymer stent coating technology could potentially improve the performance of stents coated with drugs such as paclitaxel or rapamycin by potentially limiting cracking and peeling following implantation of the stent.

As shown in preclinical studies, the proprietary CV Therapeutics biopolymer stent coating does not entomb the drug and is designed to control drug release rate more precisely and allows for the complete release of drug, leaving a bare metal stent in place.

The inflammatory responses and biocompatibility observed with CV Therapeutics' technology in preclinical studies are similar to results seen with bare metal stents.

Stents are small metal tube-shaped devices that can be inserted into clogged blood vessels to reopen them. Commercially available stents with drugs in the coating have been shown to reduce the frequency of restenosis, which is the reclosure of the vessel after the stent has been implanted.

About CV Therapeutics

CV Therapeutics, Inc., headquartered in Palo Alto, California, is a biopharmaceutical company focused on applying molecular cardiology to the discovery, development and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases.

CV Therapeutics' approved products include Ranexa(R) (ranolazine extended- release tablets) and ACEON(R) (perindopril erbumine) Tablets. Ranexa is indicated for the treatment of chronic angina in patients who have not achieved an adequate response with other antianginal drugs, and should be used in combination with amlodipine, beta-blockers or nitrates. In addition, CV Therapeutics co-promotes ACEON(R), an ACE inhibitor, for reduction of the risk of cardiovascular mortality or nonfatal myocardial infarction in patients with stable coronary artery disease and treatment of essential hypertension.

CV Therapeutics also has other clinical and preclinical drug development candidates and programs, including regadenoson, which is being developed for potential use as a pharmacologic stress agent in myocardial perfusion imaging studies. Regadenoson has not been approved for marketing by any regulatory authorities.

Except for the historical information contained herein, the matters set forth in this press release are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including; the conduct and timing of studies; commercialization of products; market acceptance of products; intellectual property protection and disputes; and other risks detailed from time to time in CV Therapeutics' SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended June 30, 2006. CV Therapeutics disclaims any intent or obligation to update these forward-looking statements.

SOURCE CV Therapeutics, Inc.
10/05/2006
CONTACT: John Bluth, Senior Director, Corporate Communications & Investor Relations, +1-650-384-8850, or Brendan Doherty, Manager, Public Relations, +1-650-384-8372, both of CV Therapeutics, Inc.
Web site: http://www.cvt.com
(CVTX)